Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Third Quarter 2022 Results

Dubuque, Iowa – April  25, 2022 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and online marketers of furniture products in the United States, today reported third-quarter fiscal 2022 financial results.

Key Results for the Third Quarter Ended March 31, 2022

•	Net sales for the quarter increased 18.6% to $140.4 million compared to $118.4 million in the prior-year quarter.
•	Operating cash flow for the quarter of $37.1 million.
o	Reduction of bank borrowings of $18.1 million.
o	Share repurchases of $18.3 million, or a reduction of 13.7% of outstanding shares from the prior quarter ended December 31, 2021.
•	GAAP net income per diluted share of $0.82 for the current quarter compared to $0.67 in the prior-year quarter.
•	Non-GAAP[1] net income per diluted share of $0.81 for the quarter compared to $0.72 in the prior-year quarter.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“We executed solidly in the quarter delivering strong sales growth of 18.6%, restoring profitability, and generating significant operating cash flow despite continued supply chain and logistics challenges,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

“Although supply chain conditions, including logistics, remain tumultuous, our team has deployed multiple strategies to navigate cost pressures and effectively service customers despite the turbulence.  In the second quarter, ancillary costs associated with ocean container logistics adversely impacted our earnings results, but we reduced those costs by over $10 million in the third quarter through sustainable process improvement and stronger alignment with preferred logistics partners. Inflationary cost pressures remain a key concern across all areas of our supply chain including materials, wages, and transportation, but we will continue to offset higher costs with pricing where we can and will remain vigilant in managing SG&A costs while still supporting investments for long-term growth.  Though much uncertainty remains in the global economy due to rising inflation, COVID, and escalating geopolitical tensions, the Company remains agile and is committed to sustaining or improving third-quarter profitability levels for the remainder of fiscal 2022.”

Mr. Dittmer continues, “I remain energized about our prospects for long-term profitable growth. Even though consumer demand for furniture is expected to moderate near term compared to the extraordinarily high levels from a year ago, we will continue to pursue new sources of growth including new customers and products.  Our recent investments to expand North American capacity will both support growth and build supply chain resiliency.  Production at our third and newest manufacturing plant in Juarez, Mexico has accelerated the reduction of our backlog, and we expect our lead times for manufactured products to return to pre-pandemic levels of 4 to 6 weeks by early June.  Construction of our new facility in Mexicali, Mexico remains on target for completion in late summer, and we are aggressively selling the incremental capacity to generate new business.  Our new distribution center in Greencastle, Pennsylvania, started up this past quarter and is supporting improved service levels and growth in the East Coast.  These initiatives combined with ongoing investments in talent, brands, product innovation, and digital capabilities position us well to achieve our longer-term growth ambitions.”

Operating Results for the Third Quarter Ended March  31, 2022

Net sales were $140.4 million for the third quarter compared to net sales of $118.4 million in the prior-year quarter, an increase of 18.6%. The increase was driven by an increase in sales of products sold through retail stores of $22.9 million, or 22.1%, versus the prior-year quarter. Sales of homestylesTM products sold through e-commerce channels decreased by $0.9 million compared to the third quarter of the prior year.

The Company reported a  net income of $5.3 million, or $0.82 per diluted share, for the quarter ended March 31, 2022, compared to a  net income of $4.9 million, or $0.67 per diluted share, in the prior-year quarter. The reported net income for the quarter ended March 31, 2022, included $0.06 million of pre-tax restructuring expense reduction primarily from the adjustment of a previously recorded employee pension plan liability.

Gross margin as a percent of net sales for the quarter ended March 31, 2022, was 15.7%, compared to 19.5% for the prior-year quarter, a decrease of 380 basis points (“bps”). The 380-bps decrease was primarily due to a 160-bps decrease related to ancillary charges caused by domestic supply chain disruptions and higher per diem charges, a decrease of 130-bps related to capacity growth investments in a third, additional manufacturing plant in Mexico, and a new distribution facility in Greencastle, PA., and a decrease of 90-bps primarily related to cost inflation for materials, labor, and transportation, partially offset by price realization.

Selling, general, and administrative (“SG&A”) expenses were flat at $16.3 million in the quarter ended March 31, 2022, as compared to the same quarter of the fiscal year 2021. As a percentage of net sales, SG&A was 11.6% in the third quarter of fiscal 2022 compared to 13.8% of net sales in the prior-year quarter. The decrease of 220-bps is primarily due to a decrease of 90-bps in incentive compensation expenses, and a decrease of 130-bps due to volume leverage partially offset by growth investments.

The Company reported a  tax expense of $0.3 million, or an effective rate of 5.9%, during the third quarter compared to a $1.5 million tax expense, or an effective rate of 23.9%, in the prior-year quarter.

Restructuring Update

During the quarter, the Company recorded  $0.06 million of restructuring expense reduction primarily due to an adjustment of an employee pension plan accrual recorded as part of the Company’s previously announced comprehensive transformation program. The Company expects to incur a total of approximately $1.0 million in restructuring expenses during fiscal 2022.

Liquidity

The Company ended the quarter with a cash balance of $3.4 million and working capital (current assets less current liabilities) of $138.4 million, and availability of approximately $29 million under its secured line of credit.

Capital expenditures for the nine months ended March 31,  2022, were $2.9 million. For the full fiscal year 2022, capital expenditures are estimated to be in the range of $7.0 to $9.0 million and will be primarily deployed to expand both the manufacturing and distribution capacity necessary to support future growth.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, April 26, 2022, to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 866-777-2509 (domestic) or 412-317-5413 (international) and  a request to connect to the Flexsteel conference call. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com. An archived version of the webcast will be available in the same location shortly after the live call has ended. The third-quarter fiscal year 2022 press release will be available at https://ir.flexsteel.com after the market closes on Monday, April 25, 2022.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. To pre-register for the call, investors can visit https://dpregister.com/sreg/10165322/f2356c8d80 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through May 3, 2022, by dialing 877-344-7529 (domestic) or 412-317-0088 (international); Replay access code: 2614135

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its eCommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic,  geopolitical developments, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,403	$1,342
Trade receivables, net	44,524	55,986
Inventories	154,118	161,125
Other	6,882	9,421
Assets held for sale	616	666
Total current assets	209,543	228,540

NONCURRENT ASSETS:
Property, plant and equipment, net	38,723	39,783
Operating lease right-of-use assets	39,695	27,057
Other assets	1,917	1,399

TOTAL ASSETS	$289,878	$296,779

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$39,274	$67,773
Accrued liabilities	31,868	31,978
Total current liabilities	71,142	99,751

LONG-TERM LIABILITIES
Lines of credit	41,593	3,500
Other liabilities	36,543	25,560
Total liabilities	149,278	128,811

SHAREHOLDERS' EQUITY	140,600	167,968

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$289,878	$296,779

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Net sales	$140,408	$118,408	$419,765	$342,753
Cost of goods sold	118,337	95,284	364,757	272,436
Gross margin	22,071	23,124	55,008	70,317
Selling, general and administrative expenses	16,316	16,292	52,642	49,378
Restructuring (income) expense	(59)	480	715	2,724
(Gain) on disposal of assets due to restructuring	—	—	(1,400)	(5,881)
Operating income	5,814	6,352	3,051	24,096
Interest expense	176	—	602	—
Other (income)	(14)	(59)	(116)	(270)
Income before income taxes	5,652	6,411	2,565	24,366
Income tax provision	336	1,533	441	7,159
Net income	$5,316	$4,878	$2,124	$17,207
Weighted average number of common shares outstanding:
Basic	6,330	6,998	6,615	7,316
Diluted	6,494	7,270	6,842	7,551
Earnings per share of common stock:
Basic	$0.84	$0.70	$0.32	$2.35
Diluted	$0.82	$0.67	$0.31	$2.28

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2022	2021
OPERATING ACTIVITIES:
Net income	$2,124	$17,207
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	3,983	3,938
Deferred income taxes	—	2,111
Stock-based compensation expense	1,551	2,758
Change in provision for losses on accounts receivable	220	1,280
Change in reserve for VAT receivable	—	(237)
(Gain) on disposal of assets	(1,887)	(5,858)
Changes in operating assets and liabilities	(9,900)	(36,600)
Net cash (used in) operating activities	(3,909)	(15,401)
INVESTING ACTIVITIES:
Net purchases of investments	—	(1)
Proceeds from the sale of capital assets	1,937	18,527
Capital expenditures	(2,867)	(1,957)
Net cash (used in) provided by investing activities	(930)	16,569
FINANCING ACTIVITIES:
Dividends paid	(3,060)	(2,620)
Treasury stock purchases	(27,958)	(28,485)
Proceeds from lines of credit	148,589	—
Payments on lines of credit	(110,496)	—
Proceeds from issuance of common stock	118	40
Shares withheld for tax payments on vested restricted shares	(293)	(1,329)
Net cash provided by (used in) financing activities	6,900	(32,394)
Increase (decrease) in cash and cash equivalents	2,061	(31,226)
Cash and cash equivalents at beginning of the period	1,342	48,197
Cash and cash equivalents at end of the period	$3,403	$16,971

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under the U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three and nine months ended March 31, 2022, and 2021:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2022	2021	2022	2021
Reported GAAP net income	$5,316	$4,878	$2,124	$17,207
Restructuring (income) expense	(59)	480	715	2,724
Bad debt expense	—	—	—	1,314
Inventory impairment related to restructuring	—	—	—	45
(Gain) on disposal of assets due to restructuring	—	—	(1,400)	(5,881)
Tax impact of the above the adjustments(1)	4	(115)	118	528
Remeasurement of deferred tax assets and valuation allowance	—	—	—	2,112
Non-GAAP net income	$5,261	$5,243	$1,557	$18,049

(1) Effective tax rates  of 5.9% and 23.9% were used to calculate the three months ended March 31, 2022, and March 31, 2021, respectively. Effective tax rates of 17.2%  and 29.4%  were used to calculate the nine months ended March 31, 2022, and March 31, 2021, respectively.

Reconciliation of GAAP earnings per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings per share to the calculation of non-GAAP adjusted earnings per share for the three and nine months ended March 31, 2022, and 2021:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Reported GAAP diluted earnings per share	$0.82	$0.67	$0.31	$2.28
Restructuring (income) expense	(0.01)	0.07	0.10	0.36
Bad debt expense	—	—	—	0.17
Inventory impairment related to restructuring	—	—	—	0.01
(Gain) on disposal of assets due to restructuring	—	—	(0.20)	(0.78)
Tax impact of the above adjustments(1)	0.00	(0.02)	0.02	0.07
Remeasurement of deferred tax assets and valuation allowance	—	—	—	0.28
Non-GAAP diluted earnings per share	$0.81	$0.72	$0.23	$2.39

(1) Effective tax rates of 5.9%  and 23.9%  were used to calculate the three months ended March 31, 2022, and March 31, 2021, respectively. Effective tax rates of 17.2% and 29.4%  were used to calculate the nine months ended March 31, 2022, and March 31, 2021, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com